AMENDED MULTIPLE CLASS PLAN

on behalf of

FRANKLIN DYNATECH VIP FUND

 (formerly, Franklin Flex Cap Growth VIP Fund)

            This Amended Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Trustees of FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (the “Investment Company”) for its series named above (the “Fund”).  The Board has determined that the Plan is in the best interests of each class of the Fund and of the Investment Company as a whole.  The Plan sets forth the provisions relating to the establishment of multiple classes of shares (“Shares”) of the Fund.

            1.         The Fund shall offer two classes of shares, to be known as Class 2 and Class 4 Shares.

            2.         All Shares shall be sold solely to certain life insurance company (“Insurance Company”) variable accounts for the purpose of funding certain variable annuity and variable life insurance contracts (“Variable Contracts”) and to such other investors as are determined to be eligible to purchase Shares.  Neither of the Classes of Shares shall be subject to any front-end or deferred sales charges.

            3.         The distribution plans adopted by the Investment Company pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), associated with the Class 2 Shares and the Class 4 Shares (the “Rule 12b-1 Plans”) may be used to pay Franklin Distributors, LLC (“Distributors”), the Insurance Companies or others to assist in the promotion and distribution of Class 2 Shares and Class 4 Shares or Variable Contracts offering Class 2 or Class 4 Shares.  Payments made under the Plans may be used for, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of contract owners or dealers and their representatives, and other distribution-related expenses.  Payments made under the Plans may also be used to pay Insurance Companies, dealers or others for, among other things, furnishing personal services and maintaining customer accounts and records, or as service fees as defined under the rules of the Financial Industry Regulatory Authority.  Agreements for the payment of fees to the Insurance Companies or others shall be in a form which has been approved from time to time by the Board, including the non-interested Board members.

            4.         The only differences currently in expenses as between Class 2 and Class 4 Shares shall relate to differences in Rule 12b-1 Plan expenses.

            5.         There are currently no conversion features associated with the Class 2 or Class 4 Shares.

            6.         Shares of either class may be exchangeable for Shares of the same or different classes of another series of the Investment Company or of another underlying investment company according to the terms and conditions related to transfer privileges set forth in the Variable Contract prospectuses, as they may be amended from time to time.

            7.         Each Class will vote separately with respect to any Rule 12b-1 Plan related to that Class.

            8.         On an ongoing basis, the Investment Company’s Board members, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the various classes of shares.  The Board members, including a majority of the Board members who are not interested persons of the Investment Company as defined by the 1940 Act, shall take such action as is reasonably necessary to eliminate any such conflict that may develop.  The investment advisers of the Fund and Distributors shall be responsible for alerting the Board to any material conflicts that arise.

            9.         All material amendments to this Plan must be approved by a majority of the Investment Company’s Board members, including a majority of the Board members who are not interested persons of the Investment Company as defined by the 1940 Act.

            10.       I, Steven J. Gray, Vice President and Co-Secretary of the Investment Company do hereby certify that this Amended Multiple Class Plan was adopted on behalf of the FRANKLIN DYNATECH VIP FUND by the Board of Trustees of the Investment Company on October 16, 2007, and last amended on July 7, 2021.

s/ Steven J. Gray

Steven J. Gray

Vice President and Co-Secretary